Exhibit 99.1

March 24, 2008	CONTACTS: Investor Relations — Mark G. Stockard
Phone: (713) 381-4707
Toll Free: (800) 659-0059
Media Relations — Rick Rainey
Phone: (713) 381-3635
TEPPCO PRICES $1 BILLION OF SENIOR NOTES
HOUSTON — TEPPCO Partners, L.P. (NYSE: TPP) today announced that the partnership has priced a public offering of $250 million in principal amount of senior notes due 2013, $350 million in principal amount of senior notes due 2018 and $400 million in principal amount of senior notes due 2038. The proceeds from the offering will be applied to the repayment and cancellation of the partnership’s 364-day term credit facility that was set to mature in December 2008.
The notes due 2013 will be issued at 99.922 percent of their principal amount and will have a fixed-rate interest coupon of 5.90 percent and a maturity date of April 15, 2013. The notes due 2018 will be issued at 99.640 percent of their principal amount and will have a fixed-rate interest coupon of 6.65 percent and a maturity date of April 15, 2018. The notes due 2038 will be issued at 99.451 percent of their principal amount and will have a fixed-rate interest coupon of 7.55 percent and a maturity date of April 15, 2038. The settlement date for the offering is expected to be March 27, 2008.
UBS Securities LLC, JPMorgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC acted as joint book-running managers for the offering. The co-managing underwriters for the offering were BNP Paribas Securities Corp., Citigroup Global Markets Inc., Greenwich Capital Markets, Inc., KeyBanc Capital Markets Inc., Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send a prospectus to an investor if requested by calling UBS Securities LLC at (877) 827-6444 extension 5613884, JPMorgan Securities Inc. at (212) 834-4533, SunTrust Robinson Humphrey, Inc. at (800) 685-4786 or Wachovia Capital Markets, LLC at (800) 326-5897.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these senior notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement.
TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $5 billion which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; owns and operates a marine transportation business for refined products, crude oil and lube products; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE).
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